Exhibit 10.26+
October 30, 2023

Dear Art:
This letter sets forth the substance of the agreement regarding the terms of your retirement (this
“Retirement Agreement”) from SiTime Corporation (the “Company”) and its subsidiaries.
1.    RETIREMENT DATE. Your retirement will be effective on, and your last day of employment with the Company will be November 7, 2023 (the “Retirement Date”). On the Retirement Date or on such later date as permitted by applicable law, the Company will pay you accrued salary, and accrued but unused vacation (if any), earned through the Retirement Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether you sign this Retirement Agreement.
2.    Compensation and Benefits. Vesting of your outstanding restricted stock unit awards (“RSUs”) and other equity awards (if any) will cease on the Retirement Date and any unvested equity interests will be terminated on that date. If you timely return this Retirement Agreement fully signed to the Company, allow the releases contained herein to become effective, and comply fully with your obligations hereunder, then notwithstanding anything to the contrary in this Retirement Agreement or your equity agreements or the Company’s applicable equity plan(s), subject to approval by the Company’s Compensation Committee of the Board of Directors, the Company will accelerate 6,286 shares of your RSUs. The underlying shares will be settled as soon as practicable, but no later than two and one-half (2-1/2) months after the end of the taxable year of your Retirement Date or at such earlier time as may be required by applicable law. Except as expressly modified herein, your equity interests will continue to be governed by the terms of your operative agreements with the Company and the applicable equity plan. You acknowledge that, except as expressly provided in this Retirement Agreement, you have not earned, and will not receive from the Company, any additional compensation, severance, or benefits on or after the Retirement Date, including but not limited to pursuant to the Executive Bonus and Retention Plan or your Change of Control and Severance Agreement, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any equity, bonus, incentive compensation, severance benefits, or commissions.
3.    Proprietary Information Obligations. You acknowledge and reaffirm your continuing obligations under your Employee Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.
4.    Expense Reimbursements. You agree that, within fifteen (15) days after the Retirement Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Retirement Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.
5.    Return of Company Property. By no later than the close of business on the Retirement Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, printers, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the Retirement Date. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) business days after the Retirement Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done.

6.    Release of Claims and Dispute Resolution. You hereby agree to the release of claims and dispute resolution provisions set forth in Exhibit B to this Retirement Agreement.
7.    REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise, and you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
8.    SECTION 409A. It is intended that the Retirement Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Retirement Agreement is subject thereto, and the Retirement Agreement shall be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary in this Retirement Agreement, if you are deemed on the date of your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)- month period measured from the date of your “separation from service,” or (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments due under the Retirement Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of the Retirement Agreement to the contrary, for purposes of any provision of the Retirement Agreement providing for the payment of any amounts upon or following a termination of service that are considered deferred compensation under Section 409A, references to your “termination of service” (and corollary terms) with the Company shall be construed to refer to your “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. Whenever payments under the Retirement Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. The Retirement Agreement may be amended in any respect deemed necessary by the Company in order to preserve compliance with Section 409A of the Code.
9.    MISCELLANEOUS. This Retirement Agreement, including the exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Retirement Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Retirement Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. Any ambiguity in this Retirement Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Retirement Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Retirement Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California, as applied to contracts made and to be performed entirely within California, without regard to conflicts of law principles. If any provision of this Retirement Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Retirement Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Retirement Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures. If this Retirement Agreement is acceptable to you, please sign and date below within forty-five
(45) days, and send me the fully signed Retirement Agreement. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Retirement Agreement within this timeframe.

We wish you the best in your future endeavors.

Sincerely,
SiTime Corporation
By: /s/ Rajesh Vashist

Rajesh Vashist
Chief Executive Officer

Exhibit A – Employee Confidential Information and Invention Assignment Agreement
Exhibit B – Release of Claims and Dispute Resolution

ACCEPTED AND AGREED:
/s/ Arthur Chadwick
Arthur Chadwick
Date: October 30, 2023

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Exhibit B

RELEASE OF CLAIMS AND DISPUTE RESOLUTION

Release of Claims
(a)    General Release. In exchange for the consideration provided to you under this Retirement Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Retirement Agreement (collectively, the “Released Claims”).
(b)    Scope of Release. The Released Claims include, but are not limited to:
(i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, restricted stock units, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended). You acknowledge that you have been advised, pursuant to California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Retirement Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Retirement Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.
(c)    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and releases you have given in this Retirement Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims that may arise after the date you sign this Retirement Agreement;

(ii) you should consult with an attorney prior to signing this Retirement Agreement (although you may choose voluntarily not to do so); (iii) you have forty-five (45) days to consider this Retirement Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Retirement Agreement to revoke this Retirement Agreement (in a written revocation sent to me); and (v) this Retirement Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Retirement Agreement provided that you do not revoke it (the “Effective Date”).
(d)    Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In
giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.
(e)    Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Retirement Agreement.
(f)    Protected Rights. You understand that nothing in this Retirement Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Retirement Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Retirement Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Retirement Agreement. Nothing in this Retirement Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).
Dispute Resolution
To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Retirement Agreement, your employment, or the termination of your employment, including but not limited to statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: https://www.jamsadr.com/rules-employment- arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. In addition, all claims, disputes, or causes of action under this paragraph, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this Retirement Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.